FISCHER-WATT COLD GOMPANY INC.
                  1410 Cherrywood Dr., Coeur d'Alene, ID 83814
                    Telephone 208-664-6757 Fax 208-667-6516



News Release # 01/2005                                             June 1, 2005


                FISCHER-WATT SECURES THE DEVELOPMENT OF LA BALSA
                 Arranges funding for Latin American Exploration


Fischer-Watt Gold Company, Inc. (OTC BB: FWGO) has entered into a Letter of Intent with Nexvu Capital Corp. of Vancouver, B.C. for the development of the La Balsa copper property in Michoacan, Mexico. Additionally, Nexvu will provide FWGO with up to $2 million by way of Convertible Debentures to enable FWGO to carry out mineral exploration programs in Latin America.

La Balsa Project

The La Balsa property is 100% owned by FWGO's 65% controlled Mexican subsidiary, Minera Montoro. Nexvu will have the right to earn a 67.5% Joint Venture interest in the near-surface oxide portion of the La Balsa copper deposit by placing La Balsa into production within 27 months and by having spent at least $10 million on the project. However, total costs to complete the project to production are expected to be more than this amount, with Nexvu's current preliminary estimate for an open-pit mine, leach facility and an SX-EW copper recovery plant being in the range of up to $18 million. Nexvu will provide all these funds and is entitled to recoup the pre-production capital costs that are over and above a non-recoupable amount of $10 million. They will be entitled to receive 82.5% of free cash flow from the operations during the period of capital recoupment. Thereafter, free cash flow will be split in the Joint Venture amounts of 67.5% to Nexvu and 32.5% to Minera Montoro.

After earning its interest in the oxide portion of the deposit Nexvu will also be entitled to earn a 100% interest in the deeper sulphide portion of the La Balsa copper porphyry system. The earn-in on this portion of the deposit will be satisfied by the expenditure of $3 million on development of the sulphide system within 3 years after Nexvu having exercised its option over the oxide deposit. Minera Montoro will retain a Net Smelter Return royalty on production after capital recoupment from the sulphide deposit. This royalty will be calculated on a sliding scale determined by the price of copper. The scale ranges from a minimum royalty of 1% when copper is below US$0.80 per pound to a maximum of 4% when copper is above US$1.60 per pound. Nexvu has the option to purchase a 1.5% royalty from Minera Montoro for $3 million within one year after completion of the final bankable feasibility study of the sulphide deposit at which point the sliding scale royalty payable will be modified to 0.5% when the price of copper is below US$1.00 per pound and ranging to a maximum of 2.5% when the price of copper is above US$1.60 per pound.

Mr. George Beattie, President of FWGO, on welcoming Nexvu, said; "We are extremely happy that Nexvu recognised the large potential of La Balsa and proposed to construct a fully integrated mine and SX-EW plant to produce refined copper metal."

Latin American Exploration

FWGO will form a strategic alliance with Nexvu for the purpose of exploring for mineral deposits in Latin America through FWGO's 65% subsidiary, Minera Montoro.

In order to fund this exploration Nexvu will provide FWGO with up to $2 million over 3 years by way of a series of Convertible Debentures. The first tranche, in the amount of $650,000 will take place shortly after completion of Nexvu's Initial Public Offering. Second and third tranches of $650,000 and $700,000 will follow one year and two years later, respectively. These debentures will carry a commercial interest rate of prime plus 3% and will be repayable a year after funds have started to be distributed to the Joint Venture on production from the oxide deposit at La Balsa. Repayment may be in the form of cash or shares of FWGO at the then market price of FWGO shares. FWGO, at the time of repayment, may determine in what form it will repay 50% of the total repayable amount, i.e. either in cash or shares. Nexvu, likewise, may determine in what form it would like to receive repayment of the remaining 50% of the total repayable amount.

Nexvu has been granted "back-in" rights to 51% of a project once over $400,000 has been spent on that project. To exercise this right Nexvu has to contribute 200% of the amount spent on the project by Minera Montoro.

Commenting on this part of the agreement, George Beattie noted that; "This staged infusion of money into the Company will enable FWGO to continue with exploration projects even as La Balsa is being prepared for production. Additionally, repayment is planned to take place a year after FWGO has started to receive cash distributions from La Balsa."


A definitive agreement is now being drawn up and may be subject to certain regulatory and shareholder approvals.

For further information please contact:
Mr. George Beattie,  President and Chief Executive officer.
Fischer-Watt Gold Company, Inc
208-664-6757
Email address: gjbeattie@yahoo.com



Statements in this release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that any such statements are not guarantees of future performance and that actual developments or results may vary materially from those projected in the forward-looking statements.

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